Exhibit 10.1

SCIENTIFIC ADVISORY BOARD AGREEMENT

This Scientific Advisory Board Agreement (this “Agreement”), dated May 31, 2007 (the “Effective Date”), is by and between Protalix BioTherapeutics, Inc., a Florida corporation (the “Company”), and Ernest Beutler, M.D. (“Advisor”).

1.	SERVICES

Advisor shall provide advisory services to the Company from time to time at the Company’s request, which advisory services shall include but not be limited to the following: consulting with the Company’s management within Advisor’s professional area of expertise; exchanging strategic and business development ideas with the Company; attending scientific, medical and business meetings with the Company’s management, such as meetings with the United States Food and Drug Administration and comparable foreign regulatory authorities, meetings with strategic or potential strategic partners and other meetings relevant to Advisor’s area of expertise; and attending meetings of the Company’s Scientific Advisory Board; provided, that Advisor shall provide the Company with at least six (6) working days of advisory services per 12-month period (the “Services”). Advisor shall render to the Company the services in a timely and professional manner consistent with industry standards, in accordance with this Agreement. It is acknowledged that the Services shall include attendance at meetings from time to time either in person or by video or teleconference. Advisor may not subcontract or otherwise delegate its obligations under this Agreement. Subject to compliance with Advisor’s obligations hereunder, Advisor shall retain the sole control and discretion to determine the methods by which Advisor performs the Services and the places at which, the equipment and supplies with which and the hours during which such Services are to be rendered.

2.	PAYMENTS

        2.1 Compensation. In consideration of the Services to be rendered in connection with this Agreement, Advisor shall be paid $18,000 per annum, payable in two, semi-annual installments.

        2.2 Restricted Stock Grant. Subject to the approval by the Board of Directors of the Company, the Advisor will receive a grant of 8,000 shares of restricted common stock of the Company under the Company’s 2006 Stock Incentive Plan (the “Plan”) to be set forth in a Restricted Stock Award Agreement (the “Award Agreement”). The restricted shares will vest over a four-year period as follows: 25% of the shares shall vest on the first anniversary of the date of grant, and the remaining 75% of the shares shall vest in 36 equal, monthly increments thereafter. Advisor acknowledges that until the Board of Directors of the Company resolves to grant such shares of restricted stock, no grant shall be in effect nor shall the Company be obligated or bound to grant such shares of restricted stock. Advisor further acknowledges that the vesting of the restricted shares shall cease upon the date of termination of Advisor’s Continuous Service (as defined in the Plan) for any reason. In the event this Agreement or Advisor’s Continuous Service is terminated for any reason any restricted shares held by Advisor immediately following such termination of Continuous Service shall be deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of the restricted shares and shall have all rights and interest in or related thereto without further action by Advisor.

        2.3 Expenses. The Company shall reimburse Advisor for reasonable travel and other business expenses that are incurred by Advisor in the performance of the Services and are approved in advance by the Company, in accordance with the Company’s general policies, as may be amended from time to time. Advisor shall provide the Company with an itemized list of all such expenses and supporting receipts with each invoice therefor.

        2.4 Taxes. Advisor acknowledges and agrees that it shall be Advisor’s obligation to report as income all compensation received by Advisor pursuant to this Agreement and to pay any withholding taxes, self-employment taxes, and social security, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to Advisor by the Company pursuant to this Agreement. Advisor agrees to indemnify, hold harmless and, at the Company’s discretion, defend the Company against any and all liability related thereto, including, without limitation, any taxes, penalties and interest the Company may be required to pay as a result of Advisor’s failure to report such compensation or make such payments.

3.	PROPRIETARY INFORMATION

        3.1 Proprietary Information. Advisor understands that its work for the Company will involve access to and creation of confidential, proprietary and trade secret information and materials of the Company (or its affiliates, licensors, suppliers, vendors or collaborators) (collectively, “Proprietary Information”). Proprietary Information includes, without limitation: any (a) tangible chemical, biological and physical research materials provided by the Company to Advisor and any such materials developed by Advisor in connection with the performance of the Services, information, ideas or materials of a technical or creative nature, such as research and development progress and results, products and proposed products, designs and specifications, computer source and object code, patent applications, and other materials and concepts relating to the Company’s products, services, processes, technology or other intellectual property rights; (b) information, ideas or materials of a business nature, such as non-public financial information; information regarding profits, costs, marketing, purchasing, sales, collaborators, suppliers, contract terms, employees and salaries; product development plans; business and financial plans and forecasts; and marketing and sales plans and forecasts; (c) all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, received by Advisor in the course of Advisor’s rendering of Services to the Company, including, without limitation, records and any other materials pertaining to Inventions (as defined below); and (d) the terms and conditions of this Agreement.

        3.2 Restrictions on Use and Disclosure. Advisor understands that Proprietary Information is extremely valuable to the Company and its affiliates, licensors, suppliers, vendors and collaborators. Accordingly, Advisor agrees during the term of this Agreement and thereafter that it: (a) shall hold all Proprietary Information in confidence and trust for the benefit of the Company; (b) shall reveal Proprietary Information only to such of its employees, contractors, agents, consultants, representatives or affiliates (“Representatives”) who need to know the Proprietary Information for the purpose of Advisor’s performance of the Services, who are informed by Advisor of the confidential nature of the Proprietary Information and who shall agree in writing to act in accordance with the terms and conditions of this letter agreement; (c) shall not copy or use (or allow any of its Representatives to copy or use) any Proprietary Information, except as may be necessary to perform the Services; (d) shall use the Proprietary Information only for the benefit of the Company (and not for the benefit of Advisor or any third party); and (e) shall not disclose or otherwise make available any such Proprietary Information to any third party except as authorized in writing and in advance by the Company. All Proprietary Information is and shall remain the sole property of the Company.

        3.3 Exclusions. The foregoing restrictions on use and disclosure shall not apply to any Proprietary Information to the extent Advisor can prove such Proprietary Information: (a) is or has become generally known to the public through no unlawful act of Advisor; (b) was known to Advisor at

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the time of its disclosure by the Company, as evidenced by Advisor’s written records; (c) was independently developed by Advisor without any use of the Proprietary Information, as evidenced by Advisor’s written records; (d) becomes known to Advisor from a source other than the Company without breach of this Agreement and otherwise not in violation of the Company’s rights, as evidenced by Advisor’s written records; (e) such disclosure is approved in advance and in writing by the Company; or (f) Advisor is legally compelled to disclose such Proprietary Information, provided that Advisor shall give advance notice of such compelled disclosure to the Company, and shall cooperate with the Company in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Proprietary Information.

        3.4 Publications. During the term of this Agreement and for a period of two (2) years thereafter, Advisor agrees to submit to the Company for a period of at least thirty (30) days (the “Review Period”) a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed by Advisor (each a “Proposed Publication”) which contains information derived, in whole or in part, from Services performed for the Company in sufficient time to enable the Company to determine if patentable Inventions or Proprietary Information would be disclosed. Nothing herein shall be construed to restrict Advisor’s right to publish material which does not contain Information. Following the expiration of the Review Period, if the Company does not notify Advisor that the Proposed Publication discloses patentable Inventions or Proprietary Information such Proposed Publication shall be deemed to be approved by the Company for publication. In addition, Advisor will cooperate with the Company in this respect and will delete from the manuscript or other disclosure any proprietary Information if requested by the Companies and will assist the Companies in filing for patent protection for any patentable Inventions prior to publication or other disclosure.

        3.5 Disclosure of Relationship. The parties each shall be entitled to disclose that Advisor is serving on the Company’s Scientific Advisory Board, including in any filing, prospectus, press release, business plan, advertisement, or other offering document of the Company or its affiliates; provided, that Advisor shall have the opportunity to review and approve press releases relating to announcement of this Agreement and developments in the business of the Company prior to release, with approval of such press releases not to be unreasonably delayed or withheld. Notwithstanding the foregoing, the Company shall not require the approval by Advisor of any governmental filing or press release that in the opinion of the Company’s counsel is required to be made.

4.	CREATIONS

        4.1 Definition. As used herein, “Inventions” shall include, without limitation, all designs, know-how, trade secrets, copyrightable works, ideas, discoveries, creations, inventions, innovations, technology, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulas (whether or not patentable or copyrightable or constituting trade secrets) and other inventions, and any related work-in-progress, improvements or modifications to the foregoing, that are created, developed or conceived (alone or with others) in connection with Advisor’s activities for the Company (a) during the term of this Agreement, whether or not created, developed or conceived during regular business hours, and (b) if based on Proprietary Information, after termination of this Agreement. Inventions shall include, without limitation, all materials delivered to the Company in connection with this Agreement.

        4.2 Assignment. All Inventions shall be considered “work made for hire” (as such term is defined in 17 U.S.C. §101) and shall be the sole property of the Company, with the Company having the

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right to obtain and hold in its own name all intellectual property rights in and to such Inventions. To the extent that the Inventions may not be considered “work made for hire,” Advisor hereby irrevocably assigns and agrees to assign to the Company, without additional consideration, all right, title and interest in and to all Inventions, whether currently existing or created or developed later, including, without limitation, all copyrights, trademarks, trade secrets, patents, industrial rights and all other intellectual property and proprietary rights related thereto, whether existing now or in the future, effective immediately upon the inception, conception, creation or development thereof. Advisor shall (a) disclose promptly to the Company all Inventions and (b) whether during or after the period of its consulting arrangement with the Company, execute such written instruments and do such other acts as may be necessary in the opinion of the Company to obtain a patent, register a copyright or otherwise evidence or enforce the Company’s rights in and to such Inventions (and Advisor hereby irrevocably appoints the Company and any of its officers as its attorney in fact to undertake such acts in its name).

        4.3 License. To the extent, if any, that Advisor retains any right, title or interest in or to any Inventions, Advisor hereby grants to the Company a perpetual, irrevocable, fully paid-up, transferable, sublicensable, exclusive, worldwide right and license: (a) to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of the Company) all or any portion of such Inventions, in any form or media (now known or later developed); (b) to modify all or any portion of such Inventions, including, without limitation, the making of additions to or deletions from such Inventions, regardless of the medium (now or hereafter known) into which such Inventions may be modified and regardless of the effect of such modifications on the integrity of such Inventions; and (c) to identify Advisor, or not to identify Advisor, as one or more authors of or contributors to such Inventions or any portion thereof, whether or not such Inventions or any portion thereof have been modified. Advisor further waives any “moral” rights or other rights with respect to attribution of authorship or integrity of such Inventions Advisor may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

5.	TERM AND TERMINATION

        5.1 Term. This Agreement shall commence on the Effective Date and remain in full force and effect until terminated by Advisor or the Company.

        5.2 Termination. Either party may terminate this Agreement at any time upon ten (10) days’ prior written notice.

        5.3 Effect of Termination. Upon termination of this Agreement, Advisor shall immediately cease performing the Services. Sections 3 through 11 and the relevant portions of Section 12 shall survive any termination of this Agreement. Any termination of this Agreement shall be deemed a termination of Advisor’s Continuous Service under the Plan and for purposes of the Award Agreement.

        5.4 Delivery of the Company Property. Upon termination of this Agreement, or at any time the Company so requests, Advisor shall deliver immediately to the Company all property belonging to the Company, whether given to Advisor by the Company or prepared by Advisor in the course of rendering the Services, including all Inventions then in progress and all material in Advisor’s possession containing Proprietary Information and any copies thereof, whether prepared by Advisor or others. Following termination, Advisor shall not retain any written or other tangible (including machine-readable) material containing any Proprietary Information, except as provided for in Section 11.

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6.	BUSINESS RELATIONSHIPS

Advisor acknowledges that the Company’s relationships with its employees, consultants, contractors, collaborators and vendors are valuable business assets. Advisor agrees that, during the term of this Agreement and for two (2) years thereafter, Advisor shall not (for itself or for any third party) divert or attempt to divert from the Company any business, employee, consultant, contractor, collaborator or vendor, through solicitation or otherwise, without the prior written consent of the Company.

7.	CONFIDENTIAL INFORMATION OF OTHERS

Advisor shall not breach any agreements to keep in confidence, or to refrain from using, the confidential, proprietary or trade secret information of another client or employer. Advisor shall not provide to the Company any information of another client or employer, in the Inventions or otherwise, nor shall Advisor use any such information in its activities for the Company, without the prior written consent of the Company and such other client or employer.

8.	WARRANTIES AND COVENANTS

Advisor represents, warrants and covenants that: (a) Advisor has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; (b) Advisor has the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (c) the Services, including, without limitation, any deliverables required hereunder, shall be free from material errors or other defects; (d) the Inventions (and the exercise of the rights granted herein with respect thereto) do not and shall not infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party, and are not and shall not be defamatory or obscene; (e) neither the Inventions nor any element thereof shall be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; and (f) each of Advisor’s employees and contractors (if any) involved in the development of the Inventions have executed (or, prior to any such involvement shall execute) a written agreement with Advisor in which such persons (i) assign to Advisor all right, title and interest in and to the Inventions in order that Advisor may fully grant the rights to the Company as provided herein and (ii) agree to be bound by confidentiality and non-disclosure obligations equivalent to those set forth in this Agreement. The Company hereby disclaims all warranties of any kind, whether express, implied, statutory or otherwise, with respect to any Proprietary Information or other information or materials supplied by the Company to Advisor hereunder, including, without limitation, any warranties with respect to any specifications for the Inventions or other deliverables required hereunder.

9.	INDEMNIFICATION

Advisor shall indemnify and hold harmless, and at the Company’s request defend, the Company and its affiliates, successors and assigns (and their respective officers, directors, employees, sublicensees, Companies and agents) from and against any and all claims, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys’ fees and court costs) which arise out of or relate to: (a) any breach (or claim or threat thereof that, if true, would be a breach) of this Agreement by Advisor, including, without limitation, any breach or alleged breach of any representation, warranty or covenant of Advisor set forth in Section 8; or (b) any third party claim or threat thereof that the Services or Inventions (or the exercise of the rights granted herein with respect thereto) infringe, misappropriate

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or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party, or are defamatory or obscene.

10.	LIMITATION OF LIABILITY

To the extent permitted by applicable law: (a) in no event shall the Company be liable under any legal theory for any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of or relating to this Agreement, even if the Company has been advised of the possibility of such damages; and (b) in no event shall the Company’s aggregate liability arising out of or relating to this Agreement (regardless of the form of action giving rise to such liability, whether in contract, tort or otherwise) exceed the fees payable by the Company hereunder.

11.	UNIFORM CONSULTING AGREEMENT

The Company acknowledges that Advisor is an employee of The Scripps Research Institute (“TSRI”) and is bound by TSRI’s Uniform Consulting Agreement Provisions (the “Provisions”), a copy of which is attached hereto as Exhibit A. In the event that any term or condition of this Agreement conflicts with any one or more Provisions, the Provisions shall govern.

12.	MISCELLANEOUS

        12.1 Assignment. Neither party shall assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any or its rights or obligations under this Agreement; provided, however, the Company may assign, sell, transfer, delegate or otherwise dispose of this Agreement or any of its rights and obligations hereunder as part of a merger, consolidation, corporate reorganization, sale of all or substantially all of the Company’s assets of the business to which Advisor’s services relate, sale of stock, change of name or like event. Any purported assignment, sale, transfer, delegation or other disposition, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

        12.2 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (a) when delivered personally; (b) when sent by facsimile, with written confirmation of receipt by the sending facsimile machine; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) upon receipt for an express courier, with written confirmation of receipt. All notices shall be sent to the address set forth on the signature page of this Agreement and to the notice of the person executing this Agreement (or to such other address or person as may be designated by a party by giving written notice to the other party pursuant to this Section).

        12.3 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

        12.4 Waiver. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any

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subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any such right or remedy.

        12.5 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule of such State.

        12.6 Relationship of Parties. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties; and the parties shall at all times be and remain independent contractors. Except as expressly agreed by the parties in writing, neither party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever. Neither party shall have any obligation or duty to the other party except as expressly and specifically set forth herein, and no such obligation or duty shall be implied by or inferred from this Agreement or the conduct of the parties hereunder. Advisor (and its employees, agents and contractors) shall not be entitled to any of the benefits that the Company may make available to its employees, such as group health, life, disability or worker’s compensation insurance, profit-sharing or retirement benefits, and the Company shall not withhold or make payments or contributions therefor or obtain such protection for Advisor or its employees, contractors or agents. Advisor shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Advisor’s performance of services and receipt of fees under this Agreement.

        12.7 Headings. The headings used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

        12.8 Entire Agreement. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous proposals, discussions, negotiations, understandings, promises, representations, conditions, communications and agreements, whether written or oral, between the parties with respect to such subject matter and all past courses of dealing or industry custom.

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the Effective Date.

ADVISOR:

/s/ Ernest Beutler Ernest Beutler M.D.

PROTALIX BIOTHERAPEUTICS, INC.

By:	/s/ David Aviezer
Name: David Aviezer, Ph.D. Title: President and Chief Executive Officer

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Exhibit A

THE SCRIPPS RESEARCH INSTITUTE
UNIFORM CONSULTING AGREEMENT PROVISIONS

1. All arrangements and agreements in which a member of the staff of The Scripps Research Institute (“TSRI”) provides consulting services to any profit making or commercial organization (hereinafter referred to as a “Company”) shall refer to these Uniform Consulting Agreement Provisions (“Uniform Provisions”) by specific reference and attach same to the agreement or include same verbatim in the agreement. If anything in an agreement to provide consulting services between Company and a TSRI staff member (Consultant) is inconsistent with these Uniform Provisions, these Uniform Provisions shall govern. No such agreement shall be of any force or effect unless it is subject to these Uniform Provisions and is approved in writing by TSRI’s Office of Technology Development.

2. TSRI staff members shall spend no more than a total of ten percent of their professional effort in consulting services for all Companies. Consulting agreements shall specify the amount of time to be expended in consulting for the Company. Consulting fees shall be paid directly to the Consultant. Such consulting services shall not involve any research or laboratory work.

3. Neither the name nor reputation of TSRI, Scripps Institutions for Medicine and Science (“SIMS”), or Scripps Health (“SH”) shall be publicized or exploited directly or indirectly by the Company. The Company and the Consultant shall hold TSRI, SIMS and SH and their officers, trustees, and employees harmless from all claims, charges damages, and judgments arising from consulting services and shall indemnify TSRI, SIMS and SH for costs, direct and indirect, of defending any action arising from the consulting agreement or services performed thereunder. Neither the Company nor the Consultant shall use any services, personnel, facilities or equipment of TSRI in performing consulting services.

4. Consultant’s rights, title and interest in inventions, discoveries and developments arising from Company funded consulting services made solely or jointly with Company employees or agents may be assigned to the Company, so long as the provisions in Section 5 below are not applicable.

5. Company shall not obtain any rights in or respecting any invention, discovery or development of the Consultant which: (a) was conceived, reduced to practice, published, or submitted for publication, by the Consultant before the effective date of the consulting agreement, (b) was at any time conceived or reduced to practice independent of consulting services performed hereunder, (c) is the result of work conducted within TSRI, (d) is subject to Consultant’s obligation to assign to TSRI, and/or (e) relates in any manner to the business of TSRI.

6. The Company shall have no rights or interests in any of the inventions, discoveries, developments, improvements, or products which may arise from the research or other scientific work performed by the Consultant outside the scope of the consulting agreement or performed by other scientists of TSRI. Further, it is understood that the Consultant shall not disclose to the Company any such research or other scientific work to the extent that any such disclosure might impair the patent rights or the proprietary rights of TSRI or other third parties.

7. In the event of any dispute as to whether TSRI has any rights in an invention which Company claims to own, the determination of inventorship, conception, and/or reduction to practice shall be determined jointly by patent counsel for TSRI and patent counsel for Company, according to the patent laws of the United States. In the event such patent counsel cannot mutually agree, then the determination shall be by a qualified and independent patent lawyer nominated by TSRI and approved by Company, which approval shall not be withheld unreasonably. The independent patent attorney shall serve as a sole arbitrator, to whom TSRI and Company shall submit their proofs and arguments. If Company does not approve the appointment of said independent patent lawyer, then San Diego County Superior Court shall appoint an independent patent lawyer to serve as the arbitrator. TSRI and Company shall share equally in paying the costs and fees of the independent patent attorney. The arbitrator may interview all persons and review all documents which the arbitrator deems necessary or proper to reach a determination. Such determination shall be binding upon TSRI and Company; excepting only, however, if a different determination is made later by the United States Patent and Trademark Office or by a United States court in proceedings initiated by a third party (other than TSRI or Company), and TSRI and Company are given an opportunity to participate in said proceedings, then TSRI and Company hereby agree to be bound by said different determination.

8. Nothing in the consulting agreement shall limit or be construed to limit the right of Consultant or of TSRI to use or publish information which (a) was in the public domain before the consulting services were performed, (b) was known to Consultant or TSRI, respectively, before the consulting services were performed, (c) was developed or acquired independently of the Company or TSRI, or (d) becomes public knowledge without breach by Consultant of any obligations of confidence to Company or TSRI.

9. The Uniform Provisions shall be and hereby are in force and effect for the entire term of any consulting agreement between Consultant and Company.

10. Upon termination of consulting services, the Consultant shall, if requested by the Company, leave all notes and records of his/her consulting services with Company, but shall be entitled to retain one copy thereof for archival purposes, subject to any obligations of confidence to Company.

11. If the Company calls upon the Consultant to testify in any expert capacity, in Court, deposition or otherwise, the Company shall pay the Consultant for all time spent in preparing for and giving such testimony at a rate no lower than a pro rata fee commensurate with the consulting fee set forth in the consulting agreement, adjusted for inflation, and in addition, shall pay lodging, travel and other actual costs incurred by the Consultant in connection with such testimony.

12. The consulting agreement and these Uniform Provisions shall be construed and enforced in accordance with the laws of the State of California and the United States patent laws.

ACCEPTED:
Company	By:	/s/ David Aviezer
	Date:	May 31, 2007
	Title:	CEO

ACCEPTED:
Consultant:		/s/ Ernest Beutler
Date:

Contract approved for The Scripps Research Institute, La Jolla, California, this 7th day of May, 2007.

/s/ Jennifer L. Dyer

Jennifer L. Dyer
Director, Technology Development
The Scripps Research Institute